Exhibit 99.1

AVC Technologies Appoints Kent Mathy to the Board of Directors

ATLANTA, GA, July 7, 2020 – American Virtual Cloud Technologies, Inc. (NASDAQ: AVCT) (“AVC Technologies”) today announced the addition of Kent Mathy to its board of directors, effective July 6, 2020, bringing the total number of directors to nine.

Mr. Mathy most recently served as President & CEO of Sequential Technology International, a business process outsourcer serving larger enterprises. Prior to that, Mr. Mathy spent twelve years at AT&T, retiring in 2016 as President of the Southeast Region, and previously served as the President of the North Central Region and Executive Vice President leading the Enterprise Solutions Group before that. Prior to AT&T, Mr. Mathy served as the President of the Business Markets Group at Cingular Wireless, and before that as the Chairman and CEO of Celox Networks, a telecommunications network equipment company.

Mr. Mathy currently serves on the board of directors for Everbridge Inc. and JourneyCare Hospice, and has previously served on the board of directors for Ribbon Communications and Rogers Wireless.

“Kent’s extensive experience in technology, telecommunications, and management makes him a significant addition to an already impressive Board,” said Lawrence E. Mock, Jr., Chairman of the Board. “His proven track record of leadership and vertical expertise will prove to be invaluable to our team and the direction of our growing business. We are thrilled to have Kent join the board and look forward to working with him.”

“I am excited to join AVC Technologies and will work with the Company’s outstanding directors and management team to achieve its full potential” said Mr. Mathy.

About American Virtual Cloud Technologies
AVC Technologies makes comprehensive and innovative cloud-based UCaaS, Cybersecurity, and IT solutions simple for over 900 enterprise customers, including 350+ managed service clients. Our mission is to be your single destination partner for the white-glove delivery of reliable and secure managed cloud services, hardware, and software.

For more information, visit www.avctechnologies.com.